EXHIBIT 12.1

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                         THE CHARLES SCHWAB CORPORATION

                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in thousands)
                                   (Unaudited)

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                                                         Three Months Ended          Nine Months Ended
                                                           September 30,               September 30,
                                                         1998         1997           1998         1997
                                                         ----         ----           ----         ----
Earnings before taxes on income                         $162,499     $126,940       $400,714     $343,003
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Fixed charges
    Interest expense - customer                          148,286      125,665        427,975      350,474
    Interest expense - other                              18,494       16,673         55,043       48,120
    Interest portion of rental expense                     8,259        6,657         23,628       19,405
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    Total fixed charges (A)                              175,039      148,995        506,646      417,999
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Earnings before taxes on income and fixed charges (B)   $337,538     $275,935       $907,360     $761,002
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Ratio of earnings to fixed charges (B) divided by (A)*       1.9          1.9            1.8          1.8
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Ratio of earnings to fixed charges excluding
    customer interest expense**                              7.1          6.4            6.1          6.1
==========================================================================================================


* The ratio of earnings to fixed charges is calculated in a manner consistent with SEC requirements. For such purposes, "earnings" consist of earnings before taxes on income and fixed charges. "Fixed charges" consist of interest expense incurred on payables to customers, borrowings and one-third of rental expense, which is estimated to be representative of the interest factor.

** Because interest expense incurred in connection with payables to customers is completely offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense.
    Accordingly, the ratio of earnings to fixed charges excluding customer interest expense reflects the elimination of such interest expense as a fixed charge.

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